Exhibit 99.1

INFOSMART COMPLETES $7.65 MILLION EQUITY FINANCING AND MERGES INTO PUBLIC SHELL

➢	Capital Infusion Positions World’s 10th Largest DVD Manufacturer to Become Largest DVDR Manufacturer in Brazil

HONG KONG - August 24, 2006 - Infosmart Group Limited (“Infosmart”), a Hong Kong-based recordable digital versatile disk (or DVDR) manufacturing company, announced today that on August 16, 2006 it completed a reverse merger with Cyber Merchants Exchange, Inc. ("Cyber Merchants") (OTC BB: CMXG), a publicly traded shell company. Contemporaneous with the closing of the reverse merger, Cyber Merchants completed a private placement to certain institutional investors and other high net worth individuals for gross proceeds of $7.65 million. Keating Securities, LLC (“Keating Securities”) and Axiom Capital Management, Inc. acted as co-placement agents to Infosmart in the private placement; Keating Securities acted as sole financial advisor to Cyber Merchants in the reverse merger.

At the closing of the reverse merger, Cyber Merchants issued to Infosmart’s stockholders 1,000,000 shares of Cyber Merchants’ Series A Convertible Preferred Stock in exchange for all of Infosmart’s outstanding common stock. Each share of Cyber Merchant’s Series A Convertible Preferred Stock will be convertible into approximately 116.72 shares of Cyber Merchants’ common stock. The Series A Convertible Preferred Stock does not pay a dividend unless the Company pays cash dividends or dividends in other property to holders of the outstanding shares of Cyber’s common stock in which event, each outstanding share of the Series A Convertible Preferred Stock will be entitled to receive dividends of cash or property in an amount or value equal to the conversion rate (initially set at 116.721360 but subject to adjustment) multiplied by the amount paid in respect of one share of common stock. Upon Cyber Merchants’ filing of an amendment to its Articles of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 300,000,000, all of the outstanding Series A Convertible Preferred Stock will immediately and automatically convert into a total of 116,721,360 shares of Cyber Merchants common stock.

As part of the private placement, Cyber Merchants also issued a total of 1,092,857.1429 shares of Cyber Merchants’ Series B Convertible Preferred Stock with a stated value of $7.00 per share and warrants to purchase 100% of the amount of shares of common stock into which the Series B Preferred Stock may be converted. The Series B Preferred Stock pays an 8% annual dividend and is convertible into shares of Cyber Merchants’ common stock at the election of holders at a conversion price equal to $0.261 per share, subject to standard conversion price adjustments. In total, the Series B Preferred Stock is convertible into 29,310,345 shares of Cyber Merchants common stock. The attached warrants are exercisable into an additional 29,310,345 shares of Cyber Merchants common stock.

Assuming the full conversion of the Series A and Series B Preferred Stock, the as converted basic number of shares of common stock outstanding is 159,000,745. On a fully diluted and as converted basis, Cyber Merchants has 191,242,125 shares of common stock outstanding.

“We are extremely pleased with this transaction, as it allows us to extend our reach in Brazil - one of the world’s largest developing economies. With this infusion of additional capital, we believe that Infosmart is positioned to become the largest DVDR manufacturer in Brazil in 2007 and will be able to capture a large share of this lucrative market before other competitors enter,” stated Infosmart CEO Andy Kwok. Mr. Kwok further stated that “Keating Investments’ turnkey going public program has provided Infosmart with the capital to accomplish our objectives in Brazil, and their market-making and after market support services will result over time in an actively traded and fully valued stock, benefiting all Infosmart stockholders.”

About Infosmart Group Limited

Infosmart Group Limited, a fast-growing and profitable writable DVD (DVDR) manufacturer, operates a state of the art DVDR production facility in Hong Kong and is preparing to manufacture new writable High Density (HD-DVDR) media. In addition, Infosmart will soon become the largest manufacturer of DVDR discs in Brazil. Disc media will be the storage media of choice for years to come, whether as HD-DVDR for mature markets or traditional DVDR for developing markets. No other storage media available rivals its combination of high capacity, low cost and exceptional portability.

About the Keating Companies

Founded in 1997, Keating Investments, LLC (www.keatinginvestments.com) is the parent company of Keating Securities, LLC, a Denver-based broker-dealer and NASD member that provides a turnkey solution to private companies going public via reverse merger. After Market Support, LLC is a wholly-owned subsidiary of Keating Investments, LLC that provides investor relations services to public companies that have gone public via reverse merger or other alternatives to an IPO.

CONTACT:

After Market Support, LLC
Justin Davis
Phone: (720) 489-4913
jd@keatingAMS.com

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of the Act.

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